IntelGenx Announces Successful Clinical Study for Montelukast for
the Treatment of Degenerative Diseases of the Brain

Saint-Laurent, Canada – August 22, 2016 – IntelGenx Corp., (TSXV: IGX) (OTCQX: IGXT), today announced the successful completion of a pilot clinical study for Montelukast VersaFilm™ that demonstrated a significantly improved pharmacokinetic profile against the reference product. Montelukast is a unique drug repurposing opportunity for the treatment of degenerative diseases of the brain, such as mild cognitive impairment and Alzheimer’s disease, the most prominent form of dementia.

The study data confirmed that buccal absorption of the drug from the Montelukast film product resulted in a significally improved bioavailability of the drug compared to the commercial tablet. The study was designed as a single-dose, randomized, two-way cross-over pilot study in 8 healthy subjects. AUC0-inf was 3863 ± 1343 ng/ml*h-1 for the IntelGenx product vs. 2697 ± 1003 ng/ml*h-1 for the reference product Singulair® tablets, representing a 52% increase in bioavailability of the drug after administration of the IntelGenx film product. In addition, the study data confirmed that Montelukast crosses the blood/brain barrier when administered using IntelGenx’ Versafilm™ delivery technology.

The Company has begun preparation for a phase II-a proof-of-concept (POC) study. Patient enrolment for this study is expected to commence in Q1/2017. The Company expects the results from the study to be available in Q4/2017. Based on the outcome of this first efficacy trial in humans, IntelGenx will be actively seeking a partnership or alliance opportunity to further advance developmental work and commercialization of this product.

“We are very pleased by the results of the study which confirmed that our Montelukast VersaFilm™ significantly improves the bioavailability of the drug when given as an oral film product. The study demonstrates that the VersaFilm™ technology is an effective delivery system for CNS applications,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “Montelukast is an important drug repurposing opportunity that the company has in its product pipeline which could potentially become a multi-billion-dollar product in the large and underserved market for degenerative diseases of the brain.”

IntelGenx is collaborating with Dr. Ludwig Aigner, a neuroscientist who is a member of IntelGenx Scientific Advisory Board and head of the Institute of Molecular Regenerative Medicine at the Paracelsus Medical University in Salzburg, Austria. Dr. Aigner has made major contributions in the field of brain and spinal cord regeneration over the last 25 years. He was the first to develop tools to visualize neurogenesis in living animals and identified signaling mechanisms that are crucially involved in limiting brain regeneration. One of these mechanisms, leukotriene signaling, is related to asthma. In consequence, Dr. Aigner and his team recently demonstrated that the anti-asthmatic drug montelukast structurally and functionally rejuvenates the aged brain. His main aim is to develop molecular and cellular therapies for patients with neurodegenerative diseases and for the aged population. A video interview with Dr. Aigner discussing montelukast is available at: http://www.intelgenx.com/product/Montelukast/default.aspx

About Montelukast:
Montelukast (trade name Singulair) is a leukotriene receptor antagonist (LTRA) used for the maintenance treatment of asthma and to relieve symptoms of seasonal allergies. Montelukast is a CysLT1 antagonist; it blocks the action of leukotriene D4 (and secondary ligands LTC4 and LTE4) on the cysteinyl leukotriene receptor CysLT1 in the lungs and bronchial tubes by binding to it. This reduces the bronchoconstriction otherwise caused by the leukotriene and results in less inflammation. The “Mont” in Montelukast stands for Montreal, the place where Merck developed the drug.

About IntelGenx:
IntelGenx is a leading oral drug delivery company focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceutical~~s~~ services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:
This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:
Edward Miller
Director, IR and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com